Ur-Energy Provides Additional 2014-2015 Guidance

Littleton, Colorado (PR Newswire – May 22, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) provides the following guidance for anticipated sales in 2014 and 2015.

As a result of the Company’s continued participation in the uranium mid- and long-term sales markets, Ur-Energy has secured sales commitments for approximately 518,000 pounds U3O8 at an average realizable sales price of $51.10/lb in 2014. Projected revenues for the 2014 contractual sales, therefore, are anticipated to approach $26.5 million. This total includes the reported sales of 110,000 pounds U3O8 in first quarter 2014.

Uranium spot market pricing has recently been reported as slipping to eight-year lows. In consideration of the strong pricing inherent in the Company’s contracted sales and the current weakness in the uranium spot market, any 2014 product sales beyond the contracted levels will be made solely on a discretionary basis. The Company guides that it will hold any excess production from Lost Creek in inventory which may be utilized to meet future delivery obligations or to complete discretionary spot transactions.

Production operations at Ur-Energy’s Lost Creek continue to generate results consistent with the forecasted cash operating costs. The Company has reviewed its projected monthly cash flow requirements in detail and has confirmed that there is currently no need to raise additional working capital during 2014. The implementation of discrete cost controls at the facility in conjunction with the reductions in spending associated with managed production rates are expected to allow the Company to maintain a positive cash position throughout 2014 and 2015.

The Company is also pleased to provide initial sales guidance for 2015. Ur-Energy has secured sales commitments for a total of 630,000 pounds U3O8 at an average realizable price of $50.10/lb in 2015. Revenue from the 2015 contractual sales is projected to exceed $31 million. The Company expects to maintain production levels at Lost Creek consistent with the contractual sales obligations in 2015 unless the market demonstrates sustained price improvement.

Ur-Energy Chief Executive Officer Wayne Heili stated, “Ur-Energy has been able to maintain a healthy cash position and production profile in this challenging price environment through the successful execution of a well-crafted marketing plan. We have established a solid basis for the long term commercial viability of the Lost Creek production facility and in doing so, provide stability during periods of market weakness. During these times, it is necessary that we keep tight control on our spending. However, the Company will continue to position itself for future market improvements by advancing the permitting and regulatory activities for our LC East and Shirley Basin properties.”

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., timing and results of the commissioning operations at the Lost Creek facility; ability to control cash costs and to maintain positive cash position as projected; the long-term viability of Lost Creek; timing and ability to advance all regulatory authorizations for LC East and Shirley Basin projects) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.